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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                 WATSON PHARMACEUTICALS COMPLETES ACQUISITION OF
                           SCHEIN PHARMACEUTICAL, INC.


CORONA, CA - August 28, 2000 - Watson Pharmaceuticals, Inc. (NYSE: WPI) announced today the completion of its acquisition of Schein Pharmaceutical, Inc. (NYSE: SHP). Under the terms of its merger agreement with Schein, Watson acquired all of the outstanding stock of Schein through a two-step transaction comprised of a cash tender offer followed by a taxable stock merger. The cash tender offer was at $19.50 per share of Schein common stock while, pursuant to the merger, each Schein share not tendered was converted into the right to receive 0.42187 of a share of Watson common stock. In exchange for the remaining outstanding Schein shares, Watson will issue, pursuant to the merger, approximately 5.3 million common shares of Watson stock. As a result of the merger, Schein is now a wholly owned subsidiary of Watson.


        This press release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to Watson's or Schein's estimated or anticipated future results, product development efforts or performance or other non-historical facts are forward-looking and reflect each company's current perspective of existing trends and information. Such forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks associated with the integration of the Watson and Schein businesses after consummation of the acquisition, and such other risks and uncertainties detailed in each company's filings with the Securities and Exchange Commission.


        This release and past press releases of Watson are available at Watson's web site at http://www.watsonpharm.com. In addition, Watson's press releases are available through PR Newswire's Company News On-Call fax service at (800) 758-5804, extension 112856, and at http://www.prnewswire.com.

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